CANISCO RESOURCES, INC.

            SCHEDULE II Valuation and Qualifying Accounts

         March 31, 1998, 1997 and 1996 and September 30, 1995


                               Additions
                   Balance at  charged to                     Balance
                   Beginning   operating                     at end of
                   Of period   expense     Other  Deductions   Period

Description

Allowance for
doubtful
accounts
deducted from
accounts
receivable
in the
consolidated
balance sheets:

March 31, 1998      $199,050      --        --      $61,117    $137,933
March 31, 1997       760,965   265,360      --      827,275     199,050
March 31, 1996       584,941   233,121      --       58,097     760,965
September 30, 1995   784,330   572,096      --      770,485(1)  585,941


(1)  Write-off of uncollectible accounts.


                              Exhibit 99.3